EXHIBIT 21

                                 SUBSIDIARIES OF
                                   JOULE INC.



Subsidiary                                          State of Incorporation

JOULE Maintenance Corporation                       New Jersey

JOULE Technical Staffing, Inc.                      New Jersey

JOULE Technical Services, Inc.                      New Jersey

20 Orchard St., Inc.                                New Jersey

JOULE Transportation, Inc.                          New Jersey